EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 20, 2008, except for Note 1, as to which the date is August 12, 2008, with respect to the financial statements of Digimarc Corporation contained in the Registration Statement on Form 10-12 (Registration No. 011-34108) filed on October 2, 2008 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Portland, Oregon
October 20, 2008